Exhibit 99.1

August 8, 2008

By Email and Federal Express

Mr. Richard J. Lashley

2 Trinity Place

Warren, NJ 07059

Dear Mr. Lashley:

On June 11, 2008, you sent a shareholder derivative demand letter to the Board of Directors (the “Board”) of Bancorp Rhode Island, Inc. (“BancorpRI”) and a complaint letter to the Audit Committee of the Board, copies of which were filed as exhibits to a Schedule 13D/A filed by PL Capital Group on June 16, 2008. The letters were delivered to BancorpRI’s corporate secretary and were forwarded on June 12, 2008 to the Board and Audit Committee of BancorpRI for their consideration.

Following the receipt of the June 11 letter, on June 17, 2008, the Board appointed a Special Committee to investigate the allegations contained in the demand letter and to determine whether a derivative proceeding as sought in the letter was in the best interests of BancorpRI and its shareholders. The Board appointed three independent directors to the Special Committee: Richard L. Bready, Meredith A. Curren and Michael E. McMahon, the latter to serve as chairperson. Pursuant to the authority granted to it by the Board, on June 19, 2008, the Special Committee retained the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. to advise and assist the work of its members. At the instruction of the Special Committee, counsel conducted a factual investigation to determine whether any omissions, misstatements, misrepresentations or selective non-public disclosures occurred as referenced in the demand letter. The Special Committee carefully reviewed and considered the results of that investigation and determined that the evidence fails to support any of the allegations contained in the demand letter. Based upon the results of its investigation, the Special Committee has determined that it would not be in the best interests of BancorpRI or its shareholders to accept the demand made in the letter.

Very truly yours,

Michael E. McMahon
Chairman of the Special Committee

Correspondence Address: P.O. Box 9488, Providence, Rhode Island 02940-9488

Corporate Address: One Turks Head Place, Providence, Rhode Island 02903, Main Number 401.456.5000